EXHIBIT 107

CALCULATION OF FILING FEE TABLES

S-1

Med-X, Inc.

 333-299158

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	common stock, $0.001 par value	(1)	457(a)	131,739	$12.00	$1,580,868	0.0000870	$137.54
Fees previously paid	Equity	common stock, $0.001 par value	(1)	457(a)	13,052,103	$12.00	156,625,236	0.0001381	$21,629.95

Total Offering Amounts:							$158,206,104		21,767.49
Total Fees Previously Paid:									21,629.95
Total Fee Offsets:									0.00
Net Fee Due:									$137.54

______________

Offering Note(s)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).

Pursuant to Rule 416 under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.